POWER OF ATTORNEY

WHEREAS, the undersigned individual is an officer (the "Officer") of Alpharma Inc., a Delaware corporation (the "Company"), and therefore must periodically file certain reports with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange of 1934 ("Section 16 Reports").

NOW, THEREFORE, the undersigned Officer hereby appoints and empowers each of Jeffrey Campbell, Executive Vice President, Chief Financial Officer and Marie Amerasinghe, Vice President, Commercial Legal Affairs of the Company, to prepare, sign and file Section 16 Reports on such Officer's behalf, and to do all things incident and necessary to that end.

The undersigned Officer has caused this Power of Attorney to be executed this 29thday of June 2007.

/s/ Thomas J Spellman III
Thomas J Spellman III

Acknowledged and Accepted this
2nd day of July 2007

/s/ Jeffrey Campbell
Jeffrey Campbell

Acknowledged and Accepted this
2nd day of July 2007

/s/ Marie Amerasinghe
Marie Amerasinghe